As filed with the Securities and Exchange Commission on May 25, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

__________

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1252405 (I.R.S. Employer Identification No.)
250 North American Court Houma, Louisiana 70363 (Address, including zip code, of Registrant's principal executive offices)

Trico Marine Services, Inc. Directors Stock Plan

(Full title of the plan)

__________

Trevor Turbidy

Vice President and Chief Financial Officer

Trico Marine Services, Inc.

2401 Fountainview Drive

Suite 920

Houston, Texas 77057

(713) 780-9926

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Margaret F. Murphy

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.01 par value per share)	250,000 shares	$0.21(2)	$52,500.00	$6.65
Preferred Stock Purchase Rights(3)	250,000 rights	--	--	$ 0.00

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on May 20, 2004.
(3)	Preferred Stock Purchase Rights are attached to and trade with the Common Stock of the Company. The value attributable to such rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee of the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Trico Marine Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a)            The Company's latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

(b)            All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)            The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A filed April 25, 1996 under the Exchange Act relating to the Common Stock of the Company; and

(d)            The description of the Preferred Stock Purchase Rights of the Company included the Company's Registration Statement on Form 8-A filed March 6, 1998 under the Exchange Act relating to the Preferred Stock Purchase Rights of the Company.

Included in the documents incorporated by reference above is the Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004, which includes a discussion of the Company's restructuring process. Please see Note 2 of the Form 10-Q for further discussion.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the Company. The Company's certificate of incorporation provides that the board may adopt bylaws or resolutions indemnifying any person who is or was a director or officer to the fullest extent authorized by law. In addition, Section 9 of the Company's bylaws provides that the Company shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was a director or officer if:

  the director or officer is successful in defending the claim on its merits or otherwise; or

  the director or officer meets the standard of conduct described in Section 9 of the bylaws.

However, a director or officer of the company will not be entitled to indemnification if:

  the claim is one brought by the director or officer against the Company;

  the claim is one brought by the director or officer as a derivative action by or in the Company's right, and the action  is not authorized by the Company's board of directors.

The rights conferred by Section 9 of the Company's bylaws are contractual rights and include the right to be paid by the Company the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article IX of the Company's certificate of incorporation provides that the directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

The Company has an insurance policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

Item 9.    Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houma, State of Louisiana, on May 24, 2004.
TRICO MARINE SERVICES, INC.

By:	/s/ Thomas E. Fairley
Thomas E. Fairley President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Thomas E. Fairley and Trevor Turbidy, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Fairley	President, Chief Executive Officer	May 24, 2004
Thomas E. Fairley	and Director
(Principal Executive Officer)

/s/ Trevor Turbidy	Vice President,	May 24, 2004
Trevor Turbidy	Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Geoff A. Jones	Controller	May 24, 2004
Geoff A. Jones	(Principal Accounting Officer)

/s/ Joseph S. Compofelice	Chairman of the Board	May 24, 2004
Joseph S. Compofelice

/s/ H. K. Acord	Director	May 24, 2004
H. K. Acord

/s/ James C. Comis III	Director	May 24, 2004
James C. Comis III

/s/ Edward C. Hutcheson, Jr.	Director	May 24, 2004
Edward C. Hutcheson, Jr.

/s/ Robert N. Sheehy, Jr.	Director	May 24, 2004
Robert N. Sheehy, Jr.

/s/ J. Landis Martin	Director	May 24, 2004
J. Landis Martin